UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 16, 2009

ARROW FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-12507	22-2448962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Glen Street Glens Falls, NY	12801
(Address of principal executive offices)	(Zip Code)

(518) 745-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act.

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Employment Agreement for CEO - Hoy.  At a meeting held on December 16, 2009, the Compensation Committee of the Board of Directors of the registrant (the “Committee”) approved a new three-year employment agreement between the registrant and its Chairman, President and Chief Executive Officer, Thomas L. Hoy.  The new agreement, which will become effective on January 1, 2010, replaces a substantially similar three-year employment agreement entered into by the registrant with Mr. Hoy in December 2008.

Under the new agreement, Mr. Hoy’s annual base salary for 2010 will be $400,000, an increase of $11,500 from his 2009 annual base salary. His annual base salary may be increased but will not be decreased during the three-year term of the agreement.  The agreement provides that Mr. Hoy is eligible to participate in certain other benefit programs, including medical, dental and life insurance benefits, compensation plans including the annual incentive (bonus) plan and equity incentive plans, and various retirement and supplemental retirement plans.

Under the agreement, in the event Mr. Hoy terminates his own employment for good reason (as defined), or is terminated by the Board of Directors without cause (as defined), he will receive a lump-sum payment equal to the greater of (a) the amount of base salary payable to him during the remaining term of his agreement, or (b) one year's base salary.  Also under the agreement, in the event of a change in control (as defined) of the registrant, he may elect early retirement and receive an amount payable in installments (or in a lump-sum, in the event of unforeseeable emergency) equal to approximately three times his average annual taxable compensation for the five years preceding the event, subject to downward adjustment to reflect the value of any other “change in control” payment or benefits he might receive following such change in control.  Additionally, in the event of early retirement following a change in control, Mr. Hoy shall receive for a period of two years following the change in control, medical, dental and life insurance coverage that is generally equivalent to the coverage then held, subject to employee cost sharing.  However, under no circumstances will Mr. Hoy receive any payment under the agreement if such payment would constitute an “excess parachute payment” under the tax laws.

The agreement also contains non-competition provisions that may be triggered upon termination of employment.

The agreement provides that on or before the end of each year during the term of the agreement, the Committee will consider and vote upon a proposal to replace Mr. Hoy's agreement with a new three-year employment agreement having similar conditions and benefits.

Employment Agreement for CFO - Goodemote.   At its December 16, 2009 meeting, the Committee also approved a two-year employment agreement between the registrant and Terry R. Goodemote, the Chief Financial Officer of the registrant, commencing on January 1, 2010. This agreement supersedes the existing change in control agreement entered into between Mr. Goodemote and the registrant in December 2008 which will expire December 31, 2009.

Under the employment agreement, Mr. Goodemote’s annual base salary for 2010 will be $170,000, an increase of $5,000 from his 2009 annual base salary.  The agreement provides that Mr. Goodemote is eligible to participate in certain other benefit programs, including medical, dental and life insurance benefits, compensation plans including the annual incentive (bonus) plan and equity incentive plans, and various retirement and supplemental retirement plans.

Under the agreement, in the event Mr. Goodemote terminates his own employment for good reason (as defined), or is terminated by the Board of Directors without cause (as defined), he will receive a lump-sum payment equal to the greater of (a) the amount of base salary payable to him during the remaining term of his agreement, or (b) one year's base salary.  Also under the agreement, in the event of a change in control (as defined) of the registrant, he may elect early retirement and receive an amount payable in installments (or in a lump-sum, in the event of unforeseeable emergency) equal to approximately two times his average annual taxable compensation for the five years preceding the event.  Additionally, in the event of early retirement following a change in control, Mr. Goodemote shall receive for a period of two years following the change in control, medical, dental and life insurance coverage that is generally equivalent to the coverage then held by Mr. Goodemote, subject to employee cost sharing.  Like Mr. Hoy’s arrangement, under no circumstances will Mr. Goodemote receive any payment under the agreement if such payment would constitute an “excess parachute payment” under the tax laws.

The agreement also contains non-competition provisions that may be triggered upon termination of employment.

The agreement provides that on or before the end of each year during the term of the agreement, the Committee will consider and vote upon a proposal to replace Mr. Goodemote's agreement with a new two-year employment agreement having similar conditions and benefits.

Item 9.01 – Financial Statements and Exhibits

Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between the registrant and Thomas L. Hoy, the Chief Executive Officer, effective January 1, 2010
10.2	Employment Agreement between the registrant and Terry R. Goodemote, the Chief Financial Officer, effective January 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Dated: December 22, 2009

By: /s/ Terry R. Goodemote

Terry R. Goodemote, Senior Vice President

Treasurer and Chief Financial Officer